Strictly Private and Confidential	Exhibit 10.14

HEADHUNTER GROUP PLC

2018 HEADHUNTER UNIT OPTION PLAN

Ref: RC

Dentons Europe AO

Business Center White Gardens

12th floor, Lesnaya str. 7

125047 Moscow, RF

– ii –

2018 HEADHUNTER UNIT OPTION PLAN

NOTWITHSTANDING THE FACT THAT THE COMPANY MAY HAVE ADOPTED THIS PLAN IN ADVANCE OF THE IPO OR THE BOARD MAY HAVE GRANTED OPTIONS UNDER THIS PLAN IN ADVANCE OF THE IPO, THE EFFECTIVENESS OF THIS PLAN AND ANY OPTION GRANTED UNDER IT IS CONDITIONAL UPON THE IPO OCCURING BY 31 MARCH 2019. IF THE IPO DOES NOT OCCUR BY 31 MARCH 2019 THEN THIS PLAN AND ANY OPTION GRANTED UNDER IT SHALL TERMINATE IN ACCORDANCE WITH RULE 13.2 HEREIN.

NO UNDERTAKING, REPRESENTATION OR WARRANTY IS GIVEN BY THE COMPANY, ANY GROUP COMPANY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES IN RELATION TO THE IPO OR ANY MATTER CONCERNING IT. THERE IS NO GUARANTEE THE IPO WILL OCCUR.

1.	DEFINITIONS

1.1	In this Plan:

Board means the board of directors from time to time of the Company or a duly appointed committee of the board of directors at which a quorum is present;

Closing Price means the final price at which a Share is traded on the Stock Market on a given day (or if the Shares are not traded on the Stock Market, on such other stock exchange on which the Shares are listed);

Company means Headhunter Group PLC (formerly Zemenik Trading Limited), a company incorporated in Cyprus (with registered number 332806) whose registered office is at Dositheou, 42, Strovolos, 2028, Nicosia, Cyprus;

Current Price means the Closing Price on the relevant Vesting Date;

Effective Date means the date of the IPO;

Eligible Employee means an individual who is a director or employee of a Group company;

Exercise Price means (i) for an Option granted prior to or on the Effective Date, the IPO price; and (ii) for an Option granted after the Effective Date, the Closing Price on the date immediately preceding the Grant Date;

Exercise Units has the meaning given in Rule 6.1;

Grant Date means the date specified in the relevant Option Certificate;

Group means the Company and the Subsidiaries;

IPO means the initial public offering and listing of the Company on the Stock Market;

Option means a right to acquire Shares granted, in each case pursuant to this Plan as detailed in Rules of this Plan;

Option Certificate means a written certificate executed and delivered by the Company pursuant to and in accordance with Rule 3.3;

Participant means an Eligible Employee who has been granted an Option which has neither lapsed nor been surrendered or exercised in full by him (or in the event of his death by his legal personal representatives);

Personal Data any personal information that could identify a Participant;

Plan means the 2018 HeadHunter Unit Option Plan as set out in these Rules and as may be further amended from time to time;

RUB means the lawful currency of the Russian Federation;

Rules means the rules of this Plan as amended from time to time;

Shareholders means the holders of Shares from time to time;

Shares means ordinary shares in the capital of the Company or certificates, issued by a depository bank, representing ordinary shares in the capital of the Company held by the bank and which may be sub-divided as the Board deems appropriate in order to give effect to this Plan;

Stock Market means the Nasdaq Stock Market or any other stock market as determined by the Board in its sole discretion;

Stock Market Rules means the rules for companies in respect of the relevant Stock Market;

Subsidiaries means the subsidiaries from time to time of the Company;

Unit means a notional unit with one notional unit, for the purposes of this definition only, representing 0.005% of the issued ordinary share capital of the Company and which may be sub-divided as the Board deems appropriate in order to give effect to this Plan;

USD or US dollar means the lawful currency of the United States of America;

Vest means an Option or a portion of an Option becoming exercisable in accordance with the Vesting Schedule and Vested and Vesting will be construed accordingly;

Vesting Date means a date for the vesting of an Option or a portion of an Option in accordance with the Vesting Schedule; and

Vesting Schedule means schedule 1 to this Plan which sets out the Vesting Dates.

1.2	Rule headings shall not affect the interpretation of this Plan and references to Rules are to the Rules of this Plan.

1.3

Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular and a reference to one gender shall include a reference to other genders.

1.4

References to a person include a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.5

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time. A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.6	A reference to writing or written includes fax and email.

1.7

Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.8	Any obligation on a person not to do something includes an obligation not to allow that thing to be done.

1.9

Any amounts referred to in this Plan shall be denominated in USD and calculated before the effect of any tax and, for the avoidance of doubt, any amounts referred to as being received shall include any deductions or withholdings on account of tax.

2.	RESTRICTIONS ON GRANT OF OPTIONS

2.1	No Option may be granted with the effect before the Effective Date of this Plan.

2.2	Except as expressly provided herein or in any valid Option Certificate, no person will be entitled as a right to be granted an Option under this Plan.

2.3	No Option may be granted if it causes the aggregate number of Units granted under this Plan to exceed an amount equal to 3% of the issued ordinary share capital of the Company at the Effective Date.

3.	GRANT OF OPTIONS

3.1	This Plan is adopted with effect from the Effective Date and, upon such adoption, the Board may, if in its absolute discretion it so decides, grant an Option by way of issue of an Option Certificate.

3.2	Subject as otherwise provided in these Rules, the Board will have absolute discretion in determining:

(a)	to whom to grant Options;

(b)	when to grant Options;

(c)	the maximum number of Units over which an Option is to subsist; and

(d)	whether pursuant to Rule 3.4 any of these Rules should be waived or modified in respect of that Option.

3.3	Each Option will be granted by means of an Option Certificate in such form as the Board may approve from time to time setting out all the terms applicable to the Option and in particular:

(a)	the Grant Date;

(b)	the maximum number of Units over which the Option subsists (subject to adjustment in accordance with Rule 8); and

(c)	where pursuant to Rule 3.4 one or more of these Rules is to be waived or modified in respect of that Option, details of such waiver or modification.

3.4	An Option Certificate may, at the discretion of the Board, contain a provision that waives or modifies any of the Rules in the case of the Participant to whom that Option is granted.

4.	RIGHT TO EXERCISE OPTIONS

4.1	Subject to Rule 4.2 an Option may only be exercised in accordance with Rule 6.

4.2	An Option:

(a)	may only be exercised if and to the extent that it has Vested; and

(b)	may not be exercised after it has lapsed pursuant to Rule 7.

5.	MANNER OF EXERCISE OF OPTIONS

5.1

An Option is automatically exercised in accordance with Rule 6 in respect of the maximum number of Units in respect of which an Option can be exercised. The relevant Option Certificate must be lodged with the Company promptly upon the request of the Company either for notation that there has been a part payment under it or cancellation but failure to do so will not invalidate the automatic exercise of an Option provided it is so lodged within a reasonable time afterwards.

5.2	Subject to Rule 5.3, an Option is a right for the Participant to receive Shares in accordance with Rule 6.

5.3	Any issuance of Shares that may Vest under an Option does not form part of the remuneration that is due to a Participant pursuant to the terms of their office or employment.

6.	VESTING AND EXERCISE

6.1

The Option of a Participant will be automatically exercised upon any Vesting Date. The automatic exercise of each Participant’s Option shall be in respect of the total number of the Units which Vest in him/her as at each Vesting Date and which have not lapsed or previously been exercised (the Exercise Units).

6.2

Within 2 months following a Vesting Date, the Company shall, in respect of the Exercise Units, promptly allot and issue to each Participant (or transfer to each Participant out of treasury) an amount of Shares calculated as follows:

{(Current Price 90 days avg. – Exercise Price) / Current Price 90 days avg.} x Exercise Units x 0.005% x Number of Issued Ordinary Shares of the Company at the Effective Date

where:

Current Price 90 days avg. means the average Closing Price for the 90 days preceding the Vesting Date; and

If Current Price 90 days avg. – Exercise Price = 0 or negative no Shares shall be due to a Participant and, subject to Rule 7.3, the relevant Exercise Units shall lapse.

6.3	The Company shall not allot and issue the issue of Shares (and the Option shall be deemed not exercised) pursuant to Rule 6.2. if, in the reasonable opinion of the Board:

(a)	its exercise is prohibited by, or would be a breach of any:

(i)	law;

(ii)	regulation with the force of law;

(iii)	the Stock Market Rules;

(iv)	or other rule, code or set of guidelines that binds the Company or with which Company has resolved to comply; or

(b)	there exists any state of affairs as a result of which:

(i)	an issuance of shares would not be reasonably practicable and might prejudice the Participants; or

(ii)	or it is not reasonably practicable for the Company to determine fairly the Current Price 90 days avg.; and

in such circumstances the exercise of the Option will be delayed until such time as the Board is reasonably satisfied that its satisfaction by way of an issue of Shares would, as the case requires, not be prohibited or a breach of Rule 6.3(a)(i), (ii), (iii) or (iv) or the state of affairs contemplated by Rule 6.3(b) (i) or (ii) ceases.

6.4	As a condition to any exercise under this Plan or any Option Certificate:

(a)

the relevant Participant shall provide a written confirmation to the Company that he has no claims (whether known or unknown to any person or to the law) against the Company under or in connection with this Plan other than for a payment in accordance with this Rule 6 (and, if no further payments are due to that Participant under this Rule 6, such confirmation shall be that such Participant has no such claims); and

(b)

the relevant Participant shall, if desired by the Company in respect of any compliance policy in effect by any Group company (e.g. the “insider trading compliance policy”), provide a written certification that such Participant has received, read and understood the terms of such compliance policy.

6.5	A worked example of a Vesting and exercise is set out in schedule 2.

6.6	Until such time as a Participant has been issued Shares, no Participant shall acquire any rights in respect of such Shares, including any rights to any dividends or other distributions thereon.

7.	LAPSE OF OPTIONS

7.1

An Option will be personal to the Participant to whom it is granted and it may not be transferred, assigned, charged, pledged, disposed of, dealt with (including creating a trust over) or otherwise encumbered by a Participant and any purported transfer, assignment, charge, pledge, disposal, dealing with (including creating a trust over) or encumbering the rights and interest of the Participant under this Plan will immediately cause the Option to lapse.

7.2	Except to the extent that it has lapsed pursuant to any other Rule, any un-Vested portion of an Option will lapse on the occurrence of the earliest of the following events:

(a)

the Board passes a decision that a relevant Option should lapse, including because the Participant has been determined by the Board to have intentionally damaged any Group company or to have committed any fraudulent act with respect to any such company;

(b)

the purported transfer, assignment (other than to his personal representatives on the Participant’s death), charging, pledging, disposal by, dealing with (including creating a trust over) or encumbering the Option by the Participant;

(c)	the bankruptcy of the Participant;

(d)	on the date on which a Participant ceases to be an Eligible Employee or gives or receives a notice that may result in him ceasing to be an Eligible Employee;

(e)	on the date on which a Participant has, in the reasonable opinion of the Board, committed a material breach of this Plan; and/or

(f)	for a Participant, if he brings a claim against the Company in relation to this Plan and/or his Option Certificate that the Board considers will not, on the balance of probabilities, succeed.

7.3	The Board may, in its sole discretion, determine that with respect to a Participant’s lapsed Option:

(a)

any amount of Exercise Units may be carried-forward to the next Vesting Date on such terms as the Board, in its sole discretion deems appropriate, including but not limited to the Participant entering in an agreement, in writing, in which the Participant agrees to certain covenants in favour of the Group; and / or

(b)	any amount of the un-Vested portion shall not lapse and shall be otherwise exercised in accordance with the Rules of this Plan.

8.	ADJUSTMENT OF OPTIONS

8.1

In the event of any variation of the share capital of the Company (whenever effected) by way of capitalisation or rights issue including a variation in share capital having an effect similar to a rights issue, or sub-division, consolidation or reduction, or otherwise, the Board may make such adjustments to this Plan as it considers appropriate in accordance with Rule 8.2. If the ordinary share capital of the Company is sub-divided, consolidated or reduced, the number and/or nominal value of the Units shall be adjusted so far as possible in the same way as ordinary shares in the capital of the Company held by its shareholders.

8.2	An adjustment made under Rule 8.1 will be to the number and/or nominal value of Units in respect of which any Option may be exercised.

8.3	Notice of any adjustments made pursuant to Rule 8.1 will be given to Participants by the Board, which may call in any Option Certificate for endorsement or replacement.

9.	ALTERATIONS

9.1

The Board may at any time alter or add to all or any of the provisions of this Plan or the terms of any Option in any respect provided that no alteration or addition shall be made by the Board if, in the reasonable opinion of the Board, such alteration or addition abrogates or alters adversely any rights of Participants then subsisting without the consent in writing of Participants holding 75% of the un-Vested Units granted under this Plan (such consent being deemed to have been received if such percentage of Participants have not objected in writing to the Board’s alteration or addition within 15 Business Days of the Board sending the Participants notice of the alteration or addition).

9.2

These Rules may be amended by resolution of the Board to provide for the recovery of any amounts from Participants in accordance with the indemnity contained in Rule 11 provided that any such amendment will apply equally to Option granted but not exercised before the date of such amendment as to those granted after that date.

9.3

Notwithstanding Rules 9.1 and 9.2, no alteration or addition shall be made by the Board if the Stock Market Rules require a majority (or such other percentage) of the Shareholders to approve such alteration or addition.

9.4	As soon as reasonably practicable after making any alteration or addition under Rule 9.1, the Board will notify in writing every Participant affected by it.

10.	MISCELLANEOUS

10.1

Notwithstanding any other provisions of these Rules, the Board may amend or alter the provisions of these Rules or an Option to take account of currency control, taxation, securities or other applicable law.

10.2

Each Group company will have a right to provide any information relating to the grant, exercise and cash settlement of Options as may be required from time to time by relevant tax or other authorities.

10.3

The rights and obligations of any individual under the terms of his office or employment with any Group company will not be affected by his participation in this Plan or any right which he may have to participate in it and this Plan does not form part of any contract of services or employment between that individual and any Group company. A Participant whose office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Option or otherwise in connection with this Plan.

10.4

Subject to Rule 9, the Board may from time to time make and vary such rules and regulations not inconsistent with this Plan and establish such procedures for the administration and implementation of this Plan as it thinks fit, and in the event of any dispute or disagreement as to the interpretation of this Plan the decision of the Board shall be final and binding on all persons.

10.5	Any notice, claim or demand served under or in connection with these Rules (a Notice) shall be in writing, in English, and shall be deemed sufficiently given or served if delivered:

(a)	for the Company, to:

Address:         9 Kafkasou Street, Treppides Tower, 4th floor, Aglantzia, 2112 Nicosia, Cyprus

Attention:      The Directors

Fax:               +357 226 790 96

(with an informational copy to Richard.Cowie@dentons.com); and

(b)

for a Participant, to his last known address, or, where he is a director or employee of any member of the Group, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, or such other address as the Company or a Participant may provide to the other for this purpose. Any Notice shall be delivered by hand or sent by facsimile transmission or international express courier services allowing package tracking (shipping prepaid); and if delivered by hand shall conclusively be deemed to have been given or served at the time of delivery, if sent by facsimile shall conclusively be deemed to have been given or served when confirmation is received at the end of the transmission, and if sent by international express courier service (shipping prepaid) shall conclusively be deemed to have been received when delivery is recorded by such courier service.

10.6

Nothing in this Plan prevents the Company from entering into (or having entered into) other employee benefit plans in respect of the Company or any share option plans or phantom share option plans in respect of the Company.

10.7

No Group company will be liable for any loss of profit, loss of business, loss of contract or any indirect or consequential loss or damages incurred by a Participant under, or in connection with, these Rules or any Option.

10.8	If these Rules are translated into any language other than English, the English language text shall prevail.

10.9

This Plan together with the relevant Option Certificate constitutes the whole agreement between the Company and the relevant Participant relating to its subject matter and supersedes any previous written or oral agreement or arrangement between such parties and their affiliates relating thereto.

10.10	The Company shall bear its own costs in connection with the negotiation, preparation and implementation of this Plan.

11.	TAX AND CURRENCY CONTROL

11.1

Each Participant undertakes to the Company (for itself and as trustee for each Group company) to make all tax and currency control filings and pay all the taxes that such Participant has to make or pay as a result of the entry into and performance of this Plan. To the extent that a Participant breaches this obligation, such Participant shall indemnify the Company (for itself and as trustee for each Group company) in an amount equal to any and all losses, costs and expenses incurred by any Group company as a result of such breach.

11.2

The Company may, in its absolute discretion, elect to make a deduction from any payment from it to a Participant on account of tax (including an amount equal to any tax or social security contributions payable by any of the Group Companies) and pay such amount to any applicable tax authority.

11.3

Each Participant agrees that any payment to be made by the Company to such Participant shall be conditional upon it being made in strict compliance with all applicable laws (including taxation and currency control laws).

11.4

Each Participant shall from time to time upon the written request of the Company provide to the Company in a timely manner such information as it reasonably requests in order to evidence his tax and currency control residency and the compliance by the Participant with applicable laws (including taxation and currency laws) regarding this Plan.

12.	DATA PROTECTION

12.1

In accepting the grant of an Option each Participant consents to the collection, holding, processing and transfer of Personal Data by the Company or any Group company for all purposes connected with the operation of the Plan.

12.2	The purposes of the Plan referred to in Rule 12.1 include, but are not limited to:

(a)	holding and maintaining details of the Participant’s Units;

(b)	transferring the Participant’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan; and

(c)

transferring the Participant’s Personal Data to a bona fide prospective buyer of the Company or the Participant’s employer Group company or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Participant’s Personal Data only in connection with the proposed transaction and in accordance with applicable law; and

(d)

transferring the Participant’s Personal Data under Rule 12.2(b) or Rule 12.2(c) to a person who is resident in a country or territory that may not provide the same statutory protection for the information as the Company and its Group companies are subject to.

13.	TERMINATION

13.1	Subject to Rule 13.2, the Board may at any time resolve to cease making any further grants of Options under this Plan but in such event the subsisting rights of Participants will not be affected.

13.2	This Plan and all rights, authorities and liabilities arising under this Plan or any Option Certificate shall immediately terminate if the IPO has not occurred by 31 March 2019.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	These Rules and all Options are governed by and shall be construed in accordance with English law.

14.2

Any dispute or difference between a Participant and the Company arising out of or in connection with these Rules or an Option or the legal relationships established by these Rules or an Option, including any question regarding their existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules which LCIA Rules will be deemed to be incorporated by reference into this Rule. The number of arbitrators shall be one. The seat of the arbitration shall be London, England. The language of the arbitration shall be English and any rule as to the nationality of the sole arbitrator shall not apply.

Schedule 1

Vesting Schedule

Percentage of Option Vested	Vesting Date*
20%	On the third anniversary of the date of the Grant Date
20%	On the fourth anniversary of the date of the Grant Date
20%	On the fifth anniversary of the date of the Grant Date
20%	On the sixth anniversary of the date of the Grant Date
20%	On the seventh anniversary of the date of the Grant Date

*

If a Participant is on or subsequently goes on maternity leave, paternity leave or long term leave, the date an Option becomes Vested is, to the maximum extent permitted by applicable laws, delayed by a period equal to that maternity leave, paternity leave or long term leave.

Schedule 2

Worked Example

Worked Example
Unit as % of issued ordinary share capital of the Company	0.005%
Maximum % of issued ordinary share capital that can be granted	3.000%
Maximum number of Units per 2018 Option Plan	600
Total issued ordinary shares of the Company at the Effective Date	50,000,000
Shares per Unit	2,500
Exercise Price , $	12.0
Current Price 90 days avg, $	18.0
Total Units Granted to a Participant	100

Vesting Schedule	%	Vested Units	Current Price 90 days avg, USD	Shares to be Received
First anniversary of Grant Date	0%	0	14.0	0
Second anniversary of Grant Date	0%	0	16.0	0
Third anniversary of Grant Date	20%	20	18.0	16,667
Fourth anniversary of Grant Date	20%	20	20.0	20,000
Fifth anniversary of Grant Date	20%	20	16.0	12,500
Sixth anniversary of Grant Date	20%	20	12.0	0
Seventh anniversary of Grant Date	20%	20	10.0	0

Total	100%	100		49,167